                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                             _____________________


                                  FORM 8-K/A

                           _________________________

                                CURRENT REPORT
                          Amendment No. 1 to Form 8-K
                              Filed May 23, 2001


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 9, 2001



                             PURE RESOURCES, INC.
            (Exact name of Registrant as specified in its charter)



          Delaware                   001-15899            74-2952918
(State or other jurisdiction of     (Commission        (I.R.S. Employer
incorporation or organization)      File Number)      Identification No.)




            500 West Illinois                               79701
             Midland, Texas                              (Zip Code)
(Address of principal executive offices)




      Registrant's Telephone Number, including area code:  (915) 498-8600





                                Not applicable
  (Former name, former address and former fiscal year, if changed since last report)

Items 2 and 7 are hereby amended by deleting such items in their entirety and substituting therefor the following:

Item 2.  Acquisition or Disposition of Assets

         On March 30, 2001, Pure Resources, Inc. ("Pure Resources") announced that it had signed a definitive merger agreement with Hallwood Energy Corporation, a public oil and gas company incorporated in Delaware ("Hallwood"). The merger agreement provided for the acquisition by Pure Resources II, Inc., an indirect wholly-owned subsidiary of Pure Resources (the "Purchaser"), of all the outstanding shares of common stock of Hallwood, including the associated preferred share purchase rights (the "Common Stock"), at a purchase price of $12.50 per share, net to the seller in cash, without interest, and all the outstanding shares of Series A Cumulative Preferred Stock (the "Preferred Stock") of Hallwood at a purchase price of $10.84 per share, net to the seller in cash, without interest. The merger agreement provides for the all-cash transaction to be structured as a first step tender offer followed by a cash merger to acquire all remaining shares of Hallwood.

          On May 9, 2001, pursuant to the tender offer commenced in accordance with the merger agreement, the Purchaser accepted for purchase 8,204,711 shares of Common Stock and 1,765,289 shares of Preferred Stock. The shares represented approximately 85% of the outstanding shares of Common Stock and approximately 78% of the outstanding shares of Preferred Stock. Pure Resources completed its tender offer upon the expiration of a subsequent offering period that expired at midnight on May 15, 2001, pursuant to which the Purchaser accepted for purchase additional shares of Common Stock and additional shares of Preferred Stock.

          On May 11, 2001, the board of directors of Hallwood was reconfigured to be comprised of three directors designated by Pure Resources (which designees are also executive officers of Pure Resources) and two independent directors. On the same day, certain officers of Pure Resources became the only officers of Hallwood.

          The merger of the Purchaser with and into Hallwood was consummated on May 30, 2001. Upon consummation of the merger, Hallwood became an indirect, wholly-owned subsidiary of Pure Resources and the shares of Common Stock and Preferred Stock not purchased by Purchaser in the tender offer were converted into the right to receive the same cash consideration as the purchase price in the tender offer, without interest or further dividends. The total consideration for the transaction is estimated to be approximately $268 million, including assumed debt and other obligations relating to the closing of the transaction.

          As of May 8, 2001, Pure Resources entered into a $200 million unsecured line of credit with Credit Suisse First Boston ("CSFB") and First Union National Bank ("First Union"), which was fully funded on May 11, 2001. The line of credit matures on July 16, 2001, at which time it is convertible into a five-year term loan. Pure Resources funded the acquisition of Hallwood through proceeds from this new line of credit and from its bank credit facilities with The Chase Manhattan Bank, individually and as administrative agent, and certain financial institutions.

          Hallwood is based out of Denver, Colorado and is engaged in the development, exploration, acquisition and production of oil and gas properties. Hallwood's properties are primarily located in the Permian Basin, the San Juan Basin, South Texas and onshore South Louisiana.


Item 7.   Financial Statements and Exhibits

          (a)  Financial statements of business acquired.
               -----------------------------------------

               The audited consolidated financial statements of Hallwood Energy Corporation as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 (together with the related notes and report of independent auditors) are incorporated herein by reference from Hallwood Energy Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000. Copies of the pertinent pages of such Form 10-K are being filed as Exhibit 99.1 to this report.

               The unaudited consolidated financial statements of Hallwood Energy Corporation as of March 31, 2001 and for the three months ended March 31, 2001 and 2000 (together with the related notes) are incorporated herein by reference from Hallwood Energy Corporation's Quarterly Report on Form 10-Q
                 for the quarter ended March 31, 2001. Copies of the pertinent pages of such Form 10-Q are being filed as Exhibit 99.2 to this report.

          (b)    Pro forma financial information
                 -------------------------------

                 The pro forma financial statements required by this item are included on the pages immediately following the Index to Pro Forma Financial Information appearing on page F-1 of this report.

          (c)    Exhibits

          2.1 Agreement and Plan of Merger by and among Pure Resources, Inc., Pure Resources II, Inc. and Hallwood Energy Corporation dated as of March 29, 2001 (incorporated herein by reference to Exhibit 99.(d)(1) to the Schedule TO filed by Pure Resources II, Inc., Titan Exploration, Inc., Pure Resources, Inc., Union Oil Company of California and Unocal Corporation on April 10,
                 2001).

          10.1* Credit Agreement, dated May 8, 2001, among Pure Resources, Inc., the Lenders party hereto, Credit Suisse First Boston, as Administrative Agent, First Union Nation Bank, as Syndication Agent, and BNP Paribas, as Documentation Agent.

          10.2* First Amendment, dated February 28, 2001, to Credit Agreement (364-Day Revolving Credit Facility) dated as of September 29, 2001 among Pure Resources, Inc., the lenders party thereto, and The Chase Manhattan Bank, individually, as Issuing Bank and Administrative Agent.

          10.3* First Amendment, dated February 28, 2001, to Credit Agreement (Five-Year Revolving Credit Facility) dated as of September 29, 2000 among Pure Resources, Inc., the lenders party thereto, and The Chase Manhattan Bank, individually, as Issuing Bank and Administrative Agent.

          23.1*  Consent of Independent Auditors

          99.1* Excerpt of Form 10-K of Hallwood Energy Corporation for the year ended December 31, 2000, containing consolidated financial statements of Hallwood Energy Corporations of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 (together with the related notes and report of independent auditors).

          99.2* Excerpt of Form 10-Q of Hallwood Energy Corporation for the three-months ended March 31, 2001, containing consolidated financial statements of Hallwood Energy Corporation as of March 31, 2001and for the three months ended March 31, 2001 and 2000 (together with the related notes).


          ____________________

          *Filed herewith.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        PURE RESOURCES, INC.



                                        By:  /s/ Darin G. Holderness
                                             -----------------------------------
                                             Darin G. Holderness,
                                             Assistant Controller



Date:  May 31, 2001

                   INDEX TO PRO FORMA FINANCIAL INFORMATION


Pro Forma Financial Information for Pure Resources, Inc.
--------------------------------------------------------

Introduction to Pro Forma Information....................................... F-2

Unaudited Pro Forma Combined Balance Sheet
     as of March 31, 2001................................................... F-3

Unaudited Pro Forma Combined Statement of Operations
     for three months ended March 31, 2001.................................. F-4

Unaudited Pro Forma Combined Statement of Operations
     for year ended December 31, 2000....................................... F-5

Notes to Unaudited Combined Pro Forma Financial Statements.................. F-6

             UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF
             ----------------------------------------------------
                             PURE RESOURCES, INC.
                             -------------------

     The unaudited pro forma combined financial statements were prepared to assist in the analysis of the financial effects of (i) the merger of Titan Exploration, Inc. ("Titan") with a subsidiary of Pure Resources, Inc. ("Pure Resources"), (ii) the acquisition of oil and gas properties and fee mineral and royalty interests from International Paper Company and affiliates ("IP Petroleum") and certain general and limited partnership interests (collectively, the "IP Petroleum Transaction"), and (iii) the merger of an indirect, wholly-owned subsidiary of Pure Resources with Hallwood Energy Corporation ("Hallwood").

     In May 2000, pursuant to the terms of the merger agreement, Union Oil Company of California ("Union Oil") contributed the assets and liabilities of its Permian Basin business unit, which was an operating unit of Union Oil, to a newly-formed subsidiary, Pure Resources, in exchange for common stock of Pure Resources (the "Contribution"). Pure Resources' wholly-owned subsidiary, TRH, Inc., merged with and into Titan and the Titan stockholders received approximately 34.6% of Pure Resources' common stock in exchange for the outstanding Titan shares (the "Titan Merger"). Consequently, Pure Resources accounted for the transaction as a purchase of Titan.

     On January 31, 2001, under the terms of the agreements with IP Petroleum, Pure Resources acquired for cash certain oil and gas properties, fee mineral and royalty interests and certain general and limited partnerships interests. The purchase price was approximately $261 million ($300 million subject to adjustments). The IP Petroleum Transaction has been accounted for as a purchase by Pure Resources.

     On March 30, 2001, Pure Resources announced that it had signed a definitive merger agreement with Hallwood Energy Corporation, a public oil and gas company. The merger agreement provided that our indirect, wholly-owned subsidiary would acquire all the outstanding shares of common stock of Hallwood at a price of $12.50 per share and all the outstanding shares of Series A Cumulative Preferred Stock of Hallwood at a price of $10.84 per share. On May 30, 2001, the cash merger (the "Hallwood Merger") was completed and Hallwood became an indirect, wholly-owned subsidiary of Pure Resources. The Hallwood Merger will be accounted for as a purchase by Pure Resources. The total consideration for the transaction is estimated to be approximately $268 million, including assumed debt and other obligations relating to the closing of the transaction.

     The unaudited pro forma combined balance sheet has been prepared as if the Hallwood Merger had taken place on March 31, 2001. The unaudited pro forma combined statements of operations have been prepared as if the Titan Merger, the IP Petroleum Transaction and the Hallwood Merger had taken place on January 1, 2000.

     The unaudited pro forma financial statements and related notes are presented for illustrative purposes only. If the Titan Merger, the IP Petroleum Transaction and the Hallwood Merger had occurred in the past, Pure Resources' financial position or operating results might have been different from those presented in the unaudited pro forma information. The unaudited pro forma information should not be relied upon as an indication of the financial position or operating results that Pure Resources would have achieved if the Titan Merger, the IP Petroleum Transaction and the Hallwood Merger had taken place at the dates specified. You should also not rely on the unaudited pro forma information as an indication of the future results that Pure Resources will achieve after the Titan Merger, the IP Petroleum Transaction and the Hallwood Merger. In addition, future results may vary significantly from the results reflected in the accompanying unaudited pro forma combined financial statements because of normal production declines, changes in product prices, future acquisitions and divestitures and other factors.

     The following unaudited pro forma combined financial statements and related notes should be read in conjunction with (i) the consolidated financial statements and related notes of Pure Resources filed by us with the SEC in our 2000 Annual Report on Form 10-K and in our March 31, 2001 Quarterly Report on Form 10-Q, (ii) the statements of revenues and direct operating expenses for the IP Petroleum Transaction, which we have filed on a Current Report on Form 8-K, as amended, with the SEC, and (iii) the consolidated financial statements and related notes of Hallwood Energy Corporation filed by Hallwood with the SEC in Hallwood's 2000 Annual Report on Form 10-K and in Hallwood's March 31, 2001 Quarterly Report on Form 10-Q.

                             Pure Resources, Inc.
                  Unaudited Pro Forma Combined Balance Sheet
                                March 31, 2001
                                (in thousands)

                                                                                                                          Pure
                                                                                                                        Resources
                                                                 Pure                                                   Pro Forma
                                                               Resources           Hallwood         Adjustments         Combined
                                                            --------------       ------------      ----------------   ------------
     ASSETS
Current assets:
     Cash and cash equivalents                              $        9,870       $     12,108        $   (12,000)(a)  $     9,978
     Accounts receivable:
        Oil and gas                                                 50,538             30,113                  -           80,651
        Due from affiliates and other                                   38              2,478                  -            2,516
      Prepaid expenses and other current assets                      1,582              2,740                  -            4,322
                                                            --------------       ------------                         -----------
                  Total current assets                              62,028             47,439                              97,467
                                                            --------------       ------------                         -----------

  Property, plant and equipment, at cost:
     Oil and gas properties:
      Proved properties                                          1,452,553            780,691           (473,404)(a)    1,759,840
      Unproved properties                                           28,872              6,715             20,000 (a)       55,587
     Accumulated depletion, depreciation and
      amortization                                                (600,846)          (612,859)           612,859 (a)     (600,846)
                                                            --------------       ------------                         -----------
                                                                   880,579            174,547                           1,214,581
                                                            ---------------      -------------                        -----------

  Other property and equipment, net                                  7,235                495                  -            7,730

  Deferred compensation                                             73,787                  -             12,843 (b)       86,630

  Receivables for under-delivered gas                                8,965                  -                               8,965

  Fair value of derivatives and deferred commodity
   hedges                                                                -                101                                 101

  Deferred tax asset                                                     -             10,770            (10,770)(c)            -

  Other assets, net                                                  1,487              1,060               (860)(a)        1,687
                                                            --------------       ------------                         -----------
                                                            $    1,034,081       $    234,412                         $ 1,417,161
                                                            ==============       ============                         ===========

      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Accounts payable and accrued liabilities:
         Trade                                              $       12,636       $      5,097                         $    17,733
         Fair value of derivatives and deferred
            commodity hedges                                         3,756             23,510                              27,266
         Other                                                      44,847             38,303                              83,150
                                                            --------------      -------------                         -----------
            Total current liabilities                               61,239             66,910                             128,149
                                                            --------------      -------------                         -----------

  Long-term debt                                                   307,856             81,449            175,101 (a)      564,406

  Liabilities for over-delivered gas                                16,777                  -                              16,777

  Accrued abandonment, restoration and environmental
   liabilities                                                      15,328                  -                              15,328

  Fair value of derivatives and deferred commodity
   hedges                                                                -              7,733                               7,733

  Other noncurrent liabilities                                           -                946                                 946

  Deferred income taxes                                             59,479                  -             48,868 (a)       97,577
                                                                                                         (10,770)(c)
  Common stock subject to repurchase                               155,356                  -             12,843 (b)      168,199

  Minority interest                                                  5,159                  -                               5,159

  Stockholders' equity:
      Preferred stock                                                    -             20,873            (20,873)(a)            -
      Common stock                                                     500                104               (104)(a)          500
      Additional paid-in capital                                   329,574             70,085            (70,085)(a)      329,574
      Notes receivable - affiliates                                 (7,056)                 -                              (7,056)
      Deferred compensation                                         (2,128)                 -                              (2,128)
      Accumulated other comprehensive income (loss)                 (1,126)           (20,188)            20,188 (a)       (1,126)
      Treasury stock, at cost                                            -             (4,610)             4,610 (a)            -
      Retained earnings                                             93,123             11,110            (11,110)(a)       93,123
                                                            --------------       ------------                         -----------
         Total stockholders' equity                                412,887             77,374                             412,887
                                                            --------------       ------------                         -----------

                                                            $    1,034,081       $    234,412                         $ 1,417,161
                                                            ==============       ============                         ===========

 See accompanying notes to unaudited pro forma combined financial statements.

                             Pure Resources, Inc.
             Unaudited Pro Forma Combined Statement of Operations
                       Three Months Ended March 31, 2001
                     (in thousands, except per share data)


                                                                                                                       Pure
                                                            IP                                                       Resources
                                         Pure           Petroleum                                                    Pro Forma
                                      Resources        Transaction           Hallwood           Adjustments          Combined
                                     -----------      -------------      ----------------    ----------------    ----------------
Revenues:
   Gas sales                         $    77,489      $      14,517      $         19,218                        $        111,224
   Oil sales                              48,865              2,278                 3,836                                  54,979
   Other operating revenues                    -                869                 2,169              (44)(d)
                                                                                                      (825)(e)              2,169
   Gain on sale of assets                     22                  -                     -                                      22
                                     -----------      -------------      ----------------                        ----------------

         Total revenues                  126,376             17,664                25,223                                 168,394
                                     -----------      -------------      ----------------                        ----------------

Expenses:
   Oil and gas production                 16,082              1,002                 3,925                                  21,009
   Production and other taxes              9,412                706                 2,184                                  12,302
   General and administrative              6,186                  -                 2,633              (44)(d)              9,576
                                                                                                       801 (f)
   Amortization of deferred
      compensation                        12,693                  -                     -           (3,124)(g)              9,569
   Exploration and abandonment             3,340                  -                     -              462 (f)              3,802
   Depletion, depreciation and
       amortization                       24,312                  -                 5,048            8,214 (i)             37,574
                                     -----------      -------------      ----------------                        ----------------

      Total expenses                      72,025              1,708                13,790                                  93,832
                                     -----------      -------------      ----------------                        ----------------

      Operating income                    54,351             15,956                11,433                                  74,562
                                     -----------      -------------      ----------------                        ----------------

Other income (expense):
   Interest income                           197                  -                   161                                     358
   Interest expense                       (4,050)                 -                (1,808)          (4,326)(j)            (10,184)
   Other                                   1,151                  -                  (554)                                    597
                                     -----------      -------------      ----------------                        ----------------

   Income before income taxes             51,649             15,956                 9,232                                  65,333

Income tax (expense) benefit             (18,074)                 -                  (365)          (4,428)(k)            (22,867)

Minority interest                           (159)                 -                     -             (222)(l)               (381)
                                     -----------      -------------      ----------------                        ----------------

   Net income                             33,416             15,956                 8,867                                  42,085

Preferred dividends                            -                  -                  (566)             566(m)                   -
                                     -----------      -------------      ----------------                        ----------------

   Net income attributable to
      common stockholders            $    33,416      $      15,956      $          8,301                        $         42,085
                                     ===========      =============      ================                        ================


   Net income per share                                                                                          $          0.84
                                                                                                                 ===============

   Net income per share - assuming
      dilution                                                                                                   $          0.82
                                                                                                                 ===============

   Weighted average common
      shares outstanding - basic                                                                                          50,039
                                                                                                                 ===============

   Weighted average common shares
      outstanding - fully diluted                                                                                         51,484
                                                                                                                 ===============

 See accompanying notes to unaudited pro forma combined financial statements.

                             Pure Resources, Inc.
             Unaudited Pro Forma Combined Statement of Operations
                         Year Ended December 31, 2000
                     (in thousands, except per share data)

                                                                                                                         Pure
                                                                               IP                                      Resources
                                                   Pure                     Petroleum                                  Pro Forma
                                                 Resources      Titan      Transaction    Hallwood   Adjustments        Combined
                                                -----------  -----------   ------------  ----------  -----------      ------------
Revenues:
   Gas sales                                    $   133,484  $    19,333   $     88,591  $   59,627                   $    301,035
   Oil sales                                        153,128       18,847         29,886      16,124                        217,985
   Other operating revenues                             217            -          3,595       7,009         (530) (d)        7,331
                                                                                                          (2,960) (e)
   Gain on sale of assets                             1,336            5              -           -                          1,341
                                                -----------  -----------   ------------  ----------                   ------------

      Total revenues                                288,165       38,185        122,072      82,760                        527,692
                                                -----------  -----------   ------------  ----------                   ------------

Expenses:
   Oil and gas production                            48,349        8,160          9,045      16,228                         81,782
   Production and other taxes                        22,141        2,916          5,094       5,216                         35,367
   General and administrative                        12,281        4,670              -      12,176         (530) (d)       32,426
                                                                                                           3,829  (f)
   Amortization of deferred compensation             15,386            -              -           -       21,769  (g)       37,435
                                                                                                             280  (h)


   Exploration and abandonment                       19,896        3,357              -           -        9,373  (f)       32,626
   Depletion, depreciation and amortization          45,426        7,683              -      23,849       54,774  (i)      131,732
                                                -----------  -----------   ------------  ----------                   ------------

      Total expenses                                163,479       26,786         14,139      57,469                        351,368
                                                -----------  -----------   ------------  ----------                   ------------

      Operating income                              124,686       11,399        107,933      25,291                        176,324
                                                -----------  -----------   ------------  ----------                   ------------

Other income (expense):
   Interest income                                      455          238                        520                          1,213
   Interest expense                                  (4,396)      (3,049)                    (8,598)     (29,517) (j)      (45,560)
   Other                                             (2,910)        (295)             -          --        2,493  (n)         (712)
                                                -----------  -----------   ------------  ----------                   ------------

      Income before income taxes                    117,835        8,293        107,933      17,213                        131,265

Income tax (expense) benefit                        (34,975)      (2,903)             -         837       (8,903) (k)      (45,944)

Minority interest                                         -            -              -        (127)      (1,476) (l)       (1,603)
                                                -----------  -----------   ------------  ----------                   ------------

      Net income                                     82,860        5,390        107,933      17,923                         83,718

Preferred dividends                                       -            -              -      (2,271)       2,271  (m)            -
                                                -----------  -----------   ------------  ----------                   ------------

   Net income attributable to common
      stockholders                              $    82,860  $     5,390   $    107,933  $   15,652                   $     83,718
                                                ===========  ===========   ============  ==========                   ------------


   Net income per share                                                                                               $       1.67
                                                                                                                      ------------

   Net income per share - assuming dilution                                                                           $       1.57
                                                                                                                      ============
   Weighted average common shares
      outstanding - basic                                                                                                   50,016
                                                                                                                      ------------

   Weighted average common shares
      outstanding - fully diluted                                                                                           53,462
                                                                                                                      ------------

 See accompanying notes to unaudited pro forma combined financial statements.

                              PURE RESOURCES INC.
          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                     March 31, 2001 and December 31, 2000

Note 1.  Basis of Presentation

  The unaudited pro forma combined financial statements have been prepared to reflect (i) the merger of Titan Exploration, Inc. ("Titan") with a subsidiary of Pure Resources, Inc. ("Pure Resources"), which was a wholly-owned subsidiary of Union Oil Company of California ("Union Oil") prior to the transaction, (ii) the acquisition of oil and gas properties and fee mineral and royalty interests and from International Paper Company and its affiliates ("IP Petroleum") and certain general and limited partnership interests (collectively, the "IP Petroleum Transaction") and (iii) the merger of an indirect, wholly-owned subsidiary of Pure Resources with Hallwood Energy Corporation ("Hallwood").

  In May 2000, pursuant to the terms of a merger agreement, Union Oil contributed the assets and liabilities of its Permian Basin business unit to a newly-formed subsidiary, Pure Resources, in exchange for common stock of Pure Resources. Pure Resources' wholly-owned subsidiary, TRH, Inc., merged with and into Titan with Titan stockholders receiving 34.6% of Pure Resources' common stock in exchange for the outstanding Titan shares. Consequently, Pure Resources accounted for the transaction as a purchase of Titan.

  On January 31, 2001, pursuant to the terms of agreements with IP Petroleum, Pure Resources acquired for cash certain oil and gas properties, fee mineral and royalty interests and certain general and limited partnerships interests. The purchase price was approximately $261 million ($300 million subject to adjustments). The IP Petroleum Transaction will be accounted for as a purchase.

  On March 30, 2001, Pure Resources announced that it had signed a definitive merger agreement with Hallwood Energy Corporation, a public oil and gas company. The merger agreement provided that our indirect, wholly-owned subsidiary would acquire all the outstanding shares of common stock of Hallwood at a price of $12.50 per share and all the outstanding shares of Series A Cumulative Preferred Stock of Hallwood at a price of $10.84 per share. On May 30, 2001, the cash merger (the "Hallwood Merger") was completed and Hallwood became an indirect, wholly-owned subsidiary of Pure Resources. The Hallwood Merger will be accounted for as a purchase by Pure Resources. The total consideration for the transaction is estimated to be approximately $268 million, including assumed debt and other obligations relating to the closing of the transaction.

  The unaudited pro forma combined balance sheet has been prepared as if the Hallwood Merger had taken place on March 31, 2001. The unaudited pro forma combined statements of operations have been prepared as if the Titan Merger, the IP Petroleum Transaction and the Hallwood Merger had taken place on January 1, 2000.

  Following is a description of the individual columns included in these unaudited pro forma combined financial statements:

  Pure Resources. Represents the consolidated balance sheet as of March 31, 2001 and results of operations for the three-months ended March 31, 2001 and the year ended December 31, 2000 of Pure Resources.

  Titan. Represents the consolidated results of operations for the five-months ended May 31, 2000 of Titan.

  IP Petroleum Transaction. Represents the revenues and direct operating expenses for the one-month ended January 31, 2001 and the year ended December 31, 2000 for the IP Petroleum Transaction.

  Hallwood. Represents the consolidated balance sheet as of March 31, 2001 and the results of operations for the three-months ended March 31, 2001 and the year ended December 31, 2000 of Hallwood.

                              PURE RESOURCES INC.
          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                     March 31, 2001 and December 31, 2000

Note 2.   Pro Forma Entries

(a) To record the effect of Pure Resources' acquisition of the issued and outstanding common stock and preferred stock of Hallwood for $12.50 per share and $10.84 per share, respectively. Additionally, Pure Resources will cause Hallwood to pay all the option and warrant holders of Hallwood for their outstanding options and warrants. The transaction was funded utilizing a combination of Pure Resources current credit facilities and a new credit facility (see Note 8). This transaction will be treated as a purchase of Hallwood by Pure Resources.

     The preliminary purchase price (actual purchase price is not expected to differ materially from the preliminary purchase price) has been calculated as follows (in thousands):

          Hallwood common stock                          $120,700
          Hallwood preferred stock                         24,500
          Hallwood stock options and warrants               7,600
          Assumed debt (expected to be refinanced)         88,500
          Severance and non-compete payments               18,200
          Estimated acquisition and transaction costs       9,050
                                                         --------
          Purchase price                                 $268,550
                                                         ========

     The preliminary purchase price was allocated to the assets and liabilities based on fair values. However, the adjustment to the proved oil and gas properties was based on fair value from reserve studies less the excess of fair value over the allocated purchase price. The actual purchase price allocation is not expected to differ materially for the preliminary purchase price allocation.

(b) To adjust the deferred compensation and common stock subject to repurchase, related to agreements with Pure Resources and its officers (see Note 5 for additional information), for the effects of the Hallwood Merger.

(c)  To properly classify the deferred income taxes.

(d) To reclassify the COPAS overhead recovery from the IP Petroleum assets for consistent presentation with Pure Resources.

(e) To reverse lease bonus income from the mineral fee and royalty interests of IP Petroleum for proper accounting treatment under the successful efforts method of accounting for oil and gas properties.

(f) To record general and administrative and exploration and abandonment costs capitalized by Hallwood that are required to be expensed in accordance with the successful efforts method of accounting for oil and gas properties.

(g) To adjust amortization of deferred compensation associated with the agreements between Pure Resources and its officers (see Note 5 for additional information) in (a) 2000 (i) to record approximately $10.5 million of additional deferred compensation for the five-months ended May 31, 2000 assuming the Titan Merger occurred on January 1, 2000, (ii) to record approximately $2.9 million of additional deferred compensation for the IP Petroleum Transaction assuming it occurred on January 1, 2000 and
     (iii) to record approximately $8.3 million of additional deferred compensation for the Hallwood Merger assuming it occurred on January 1, 2000 and (b) 2001 to reflect the effects of the Hallwood Merger as if it occurred on January 1, 2000. The deferred compensation is amortized over a three-to-four year period.

(h) To record deferred compensation on stock options issued to certain Pure Resources employees in which the option prices are less than the stock price on the grant date (assumed to be January 1, 2000 for pro forma purposes). The associated deferred compensation is amortized over the four-year vesting period.

(i) To adjust depletion and depreciation expense, in accordance with the successful efforts method of accounting for oil and gas properties, (a) associated with the allocated purchase price of Titan's property and equipment for the five months ended May 31, 2000 by a reduction of approximately $91,000, (b) associated with the allocated transaction value related to the IP Petroleum Transaction by an increase of approximately $5.3 million for the one month ended January 31, 2001 and approximately $48.7 million for 2000 and (c) associated with the allocated purchase price related to the Hallwood Merger by an increase of approximately $2.9 million in 2001 and approximately $6.1 million in 2000.

                              PURE RESOURCES INC.
          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                     March 31, 2001 and December 31, 2000

(j) To adjust interest expense for (a) the incurrence of additional long-term debt (approximately $185 million), in excess of the assumed debt, related to the Hallwood Merger, which increased interest expense by approximately $2.7 million in 2001 and $11.3 million in 2000, (b) the incurrence of long-term debt to fund the IP Petroleum Transaction (approximately $232 million), which increased interest by approximately $1.6 million for the one month ended January 31, 2001 and $18.0 million in 2000, (c) the incurrence of long-term debt to fund the payments of the severance agreements and transaction costs (approximately $10 million) as a result of the Titan Merger, which increased interest expense by approximately $300,000 for the five months ended May 31, 2000 and (d) the application of proceeds received from the application of certain officers severance payments, as a result of the Titan Merger, against outstanding indebtedness to Titan, which decreased interest expense by approximately $100,000 for the five months ended May 31, 2000. The weighted average interest rate was 7.00% and 7.75% in 2001 and 2000, respectively.

(k)  To adjust income tax expense.

(l) To record the minority interest associated with IP Petroleum's maintained ownership interest in the partnership interests acquired in the IP Petroleum Transaction.

(m)  To reverse the preferred dividends as a result of the Hallwood Merger.

(n) To reverse merger related costs expensed by Pure Resources associated with the Titan Merger.

                              PURE RESOURCES INC.
          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                     March 31, 2001 and December 31, 2000

Note 3.   Income Taxes

     Pure Resources accounts for income taxes as provided in Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes."

Note 4.   Unaudited Supplemental Oil and Gas Reserve Information

     The following unaudited pro forma combined supplemental information regarding the oil and gas activities of Pure Resources is presented pursuant to the disclosure requirements promulgated by the Securities and Exchange Commission and Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities." The pro forma combined reserve information is presented as if the Titan Merger, the IP Petroleum Transaction and the Hallwood Merger had occurred on January 1, 2000.

     Management emphasizes that reserves estimates are inherently imprecise and subject to revision and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available; such changes could be significant.

     Quantities of oil and gas reserves

     Set forth below is an unaudited pro forma summary of the changes in the net quantities of oil and condensate and natural gas reserves for the year ended December 31, 2000:

                                              Oil and    Natural
                                             Condensate    Gas
                                              (Mbbls)     (Mmcf)
                                             ----------  --------
Total Proved Reserves:
          Balance, January 1, 2000               89,447   843,780
          Revisions of previous estimates         4,946    48,212
          Purchase of minerals-in-place           4,566    28,127
          Sales of minerals-in-place             (5,780)  (13,078)
          Extensions and discoveries              4,075   132,550
          Production                             (7,865)  (90,082)
                                             ----------  --------
          Balance, December 31, 2000             89,389   949,509
                                             ==========  ========

Proved Developed Reserves:
          January 1, 2000                        76,669   702,521
          December 31, 2000                      77,175   726,093

                              PURE RESOURCES INC.
          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                     March 31, 2001 and December 31, 2000

     Standardized measure of discounted future net cash flows

     The unaudited pro forma combined standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extend provided by contractual arrangements) to the estimated future production of oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in producing and developing the reserves. Future income taxes are calculated by comparing discounted future cash flows to the tax basis of oil and gas properties, plus available carry-forwards and credits, applying the current tax rate to the difference.

                                                          December 31,
                                                              2000
                                                         --------------
                                                         (in thousands)
Future:
     Cash inflows                                        $   10,515,190
     Production costs                                        (2,472,374)
     Development costs                                         (226,643)
     Future income taxes                                     (2,272,538)
          Future net cash flows                               5,543,635
10% annual discount for estimated timing of cash flows       (2,632,518)
                                                         --------------
Standardized measure of discounted net cash flows        $    2,911,117
                                                         ==============

     Changes relating to the standardized measure of discounted future net cash flows

     The principal sources of the change in the unaudited pro forma combined standardized measure of discounted future net cash flows for the year ended December 31, 2000 are as follows (in thousands):

Standardized measure, beginning of year                   $   1,075,124
     Extensions and discoveries less related costs              582,194
     Changes in estimated future development costs             (102,635)
     Revisions of previous quantity estimates                   214,309
     Net change in income taxes                                (944,920)
     Net change in prices and production costs                2,438,110
     Sales, net of production costs                            (402,458)
     Accretion of discount                                      107,490
     Purchases of minerals-in-place                             113,137
     Sales of minerals-in-place                                (134,422)
     Other                                                      (34,812)
                                                          -------------
Standardized measure, end of year                         $   2,911,117
                                                          =============

                              PURE RESOURCES INC.
          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                     March 31, 2001 and December 31, 2000

Note 5.   Employment and Severance Agreements

     Under circumstances specified in the new employment and/or severance agreements entered into between Pure Resources and its officers, each covered officer will have the right to require Pure Resources to purchase shares currently held or subsequently obtained by the exercises of any option held by the officer of Pure Resources at a calculated "net asset value" per share (as defined in each officer's employment agreement). The circumstances under which the officers may exercise this right include the termination of the officer's employment for any reason after three years following the merger, the termination of the officer without cause, a change in control of either Pure Resources or Unocal Corporation ("Unocal") and other events specified in the agreements. The net asset value per share is calculated by reference to each common share's pro rata pre-tax amount of the present value of proved reserves discounted at 10%, as defined, times 110%, less funded debt, as defined. The $168.2 million reflected in the accompanying pro forma combined balance sheet as common stock subject to repurchase reflects the estimated net asset value, as defined, for each officer's shares and unexercised option shares (including options issued by Pure Resources) less the amount of proceeds that would be received upon exercise of the related options. Deferred compensation related to such shares and options is calculated as the difference between the estimated net asset value ($32.37 per share at March 31, 2001) of the relevant number of Pure Resources shares and the market value ($19.30 per share at March 31, 2001) of Pure Resources shares held by each covered officer in the case of shares held or the exercise prices of shares subject to option. This arrangement will be treated as a variable plan under Accounting Principles Board Option No. 25 "Accounting for Stock Based Compensation." Consequently, the total compensation for both shares held and shares subject to option will be measured at the end of each quarter as the calculated amount of net asset value and the market price of Pure Resource' shares change. The total amount determined will be amortized as compensation expense over a three-to-four year period with any changes after three-to-four years being expensed in the period of determination.

     Each new employment and/or severance agreement will also obligate Pure Resources to make a severance payment ranging from one to three times the officer's salary, including an average bonus, upon the occurrence of specified events such as termination without cause or upon change in control. The aggregate severance amounts potentially payable under these agreements total approximately $4.9 million at March 31, 2001.

Note 6.   General and Administrative Costs.

     The unaudited pro forma combined statements of operations do not give effect to any increase or decrease in general and administrative, production or exploration costs which Pure Resources believes will result from the combined IP Petroleum Transaction and Hallwood Merger. Management expects general and administrative, production and exploration costs (a) to increase by $3 to $5 million annually as a result of the IP Transaction and (b) to decrease by $5 to $7 million annually, as compared to 2000, as a result of the Hallwood Merger.

Note 7.   Derivative Instruments.

     As reflected in the unaudited pro forma combined balance sheet, the fair value of the Hallwood derivative instruments totals approximately $31.1 million (liability) at March 31, 2001. Subsequent to the closing of the Hallwood Merger, the $31.1 million of derivative fair value will be reclassified (a) for the commodity derivatives as a non-cash benefit to oil and gas revenues over the remaining term of the derivative instruments as production takes place and (b) for the interest rate derivatives as a non-cash charge to interest expense over the contractual term of the derivative instruments. The accompanying unaudited pro forma combined statements of operations do not include any of this reclassification of the derivative instruments.

Note 8.   Hallwood Financing

     As of May 8, 2001, Pure Resources entered into a $200 million unsecured line of credit with Credit Suisse First Boston ("CSFB") and First Union National Bank ("First Union"), which was fully funded on May 11, 2001. The line of credit matures on July 16, 2001, at which time it is convertible into a five-year term loan. The terms of the line of credit and term loan are comparable to those of its current facilities.

                                 EXHIBIT INDEX

Exhibit
-------
Number         Description
------         -----------

2.1 Agreement and Plan of Merger by and among Pure Resources, Inc., Pure Resources II, Inc. and Hallwood Energy Corporation dated as of March 29, 2001 (incorporated herein by reference to Exhibit 99.(d)(1) to the Schedule TO filed by Pure Resources II, Inc., Titan Exploration, Inc., Pure Resources, Inc., Union Oil Company of California and Unocal Corporation on April 10, 2001).

10.1* Credit Agreement, dated May 8, 2001, among Pure Resources, Inc., the Lenders party hereto, Credit Suisse First Boston, as Administrative Agent, First Union Nation Bank, as Syndication Agent, and BNP Paribas, as Documentation Agent.

10.2* First Amendment, dated February 28, 2001, to Credit Agreement (364-Day Revolving Credit Facility) dated as of September 29, 2001 among Pure Resources, Inc., the lenders party thereto, and The Chase Manhattan Bank, individually, as Issuing Bank and Administrative Agent.

10.3* First Amendment, dated February 28, 2001, to Credit Agreement (Five-Year Revolving Credit Facility) dated as of September 29, 2000 among Pure Resources, Inc., the lenders party thereto, and The Chase Manhattan Bank, individually, as Issuing Bank and Administrative Agent.

23.1*     Consent of Independent Auditors

99.1* Excerpt of Form 10-K of Hallwood Energy Corporation for the year ended December 31, 2000, containing consolidated financial statements of Hallwood Energy Corporation as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 (together with the related notes and report of independent auditors).

99.2* Excerpt of Form 10-Q of Hallwood Energy Corporation for the three-months ended March 31, 2001, containing consolidated financial statements of Hallwood Energy Corporation as of March 31, 2001 and for the three months ended March 31, 2001 and 2000 (together with the related notes).

____________________

* Filed herewith.